Exhibit 5.1

                         THOMAS OTIS
                      24 Federal Street
                Boston, Massachusetts  02110


                              June 19, 1995



Eaton Vance Corp.
24 Federal Street
Boston, Massachusetts  02110

Gentlemen:

     I have acted as your general counsel in connection
with  the  Registration Statement on Form S-3 of  Eaton
Vance  Corp.,  a  Maryland corporation (the  "Company")
being filed with the Securities and Exchange Commission
and  relating to the potential resale of 15,094  shares
("Shares")  of  the Company's Non-Voting  Common  Stock
$0.0625 par value per share by certain shareholders  of
the Company.  The Shares were issued by the Company  in
connection  with  the acquisition  by  the  Company  of
shares of Lloyd George Management (B.V.I.) Limited,  an
international business company organized under the laws
of  the  British  Virgin Island  ("LGMBVI").   In  that
capacity, I have reviewed applicable Maryland law, the charter and by-laws of the Company, the Registration
Statement, the corporate action taken by the directors of the Company that provides for the issuance and sale of the Shares and the authorization of the acquisition of the shares of LGMBVI, and such other materials and matters as I have deemed necessary for the issuance of this opinion. I am a member of the Massachusetts bar.
I am not a member of the Maryland bar.

     Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized and are legally issued, fully paid, and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the heading "Validity of the Shares" in the Prospectus filed as a part of the Registration Statement.

                              Very truly yours,

                              /s/Thomas Otis

                              Thomas Otis